Exhibit 23.2.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the reference of our appraisal reports for Questar Exploration and Production Company in the Form 10-K of Questar Corporation and Questar Market Resources, Inc. as of years ended December 31, 2005, 2006, 2007, 2008 incorporated herein by reference into Questar Corporation’s Registration Statements Nos. 33-04436, 33-15149, 33-40800, 33-40801, 33-48169, 333-04913, 333-04951, 333-67658, 333-89486 and 333-09643 on Form S-8.  We also hereby consent to the reference of our appraisal reports for Questar Exploration and Production Company in Questar Market Resources, Inc.’s Registration Statements Nos. 333-149589 and 333-153818 on Form S-3.

/s/Ryder Scott Company, L.P

.

RYDER SCOTT COMPANY, L.P.

Denver, Colorado

February 26, 2009